Mr. Michael Cratty,
Online Stock Market, Inc.,
1875 Century Park East, Suite 1880,
Los Angeles, CA 90067.

August 30, 1999.

                             Re: Engagement letter.

Dear Mr. Cratty,

This statement is being furnished pursuant to SEC Rule 17a-4(i). This agreement is intended to describe the nature and scope of services RND Resources, Inc., will render in connection with Online Stock Market, Inc., (the "Companies") compliance consulting.

We are being retained by you to provide NASD compliance consulting services as an outside service bureau.

Our services will include compliance maintenance activities which will include maintenance of the procedures and compliance manual, development of internal controls, NASD/SEC/DOC regulatory audit assistance, Y2000 planning and implementation, trading compliance, continuing education (firm element) needs assessment and plan preparation, annual compliance audit meeting, FINOP responsibilities (without license)and phone assistance on operations.

We will also provide for monthly, FOCUS reports filing and review for Online Stock Market, Inc., and assist with the preparation of year end certified audit.

With respect to any books and records maintained or preserved on behalf of you, we hereby undertake to permit examination of such books and records at any time or from time to time during regular business hours by representatives or designees of the Securities and Exchange Commission and to promptly furnish to said Commission or its designee true, correct, complete and current hard copy of any or all or any part of such books and records.


                                                                            COPY

Mr. Michael Cratty,
Online Stoek Market, Inc.,
1875 Century Park East, Suite 1880,
Los Angeles, CA 90067
August 30, 1999.

Page two

Ordinarily our firm undertakes engagements on the basis of monthly retainers that is computed based upon time involved at our customary hourly rates. The ultimate fees billed, however, may increase from a packaged price, based upon the novelty and difficulty of the matter, including factual and compliance items presented; the turnaround time requested and the level of cooperation by all concerned. We may also take into account other factors, such as the magnitude of work, the skill required to perform, the amount of our resources involved, the results obtained and the urgency or time limitations for performance. Our hourly rates vary between $200 to $300 per hour.

Your monthly retainer quoted for the first twelve months of business is $3,500 per month.

We are always available to discuss expanding the scope of our engagement to incorporate such matters as tax preparation for the associated hedge funds, preparation of compiled financial statements and account statements for investors, using Advent or similar software, for a negotiated fee.

Our statements are rendered in advance at monthly interval and are payable in full upon presentation. We retain the right to not start work on your account unless our retainer is paid in advance. Considering the time limitations of compliance, we urge you to not wait for the presentation of our bills, as we will not be responsible for late compliance filings caused by late payment of our fees. We shall have the right to immediately suspend the performance of services if your account is delinquent and withdraw, without notice, from further work, regardless of the stage of our services.

Mr. Michael Cratty,
Online Stock Market, Inc.,
1875 Century Park East, Suite 1880,
Los Angeles, CA 90067
August 30, 1999

Page three.

If any dispute, controversy or claim arises in connection with the performance or breach of this agreement, either party may, upon written notice to the other party, request facilitated negotiations. Such negotiations shall be assisted by a neutral facilitator acceptable to both parties and shall require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interests, to finally resolve such dispute.

Each party may disclose any facts to the other party or to the facilitator which it, in good faith, considers necessary to resolve the dispute. However, all such disclosures will be deemed in furtherance of settlement efforts and will not be admissible in any subsequent litigation against the disclosing party. Except as agreed by both parties, the facilitator shall keep confidential all information disclosed during negotiations. The facilitator shall not act as a witness for either party in any subsequent arbitration between the parties.

Such facilitated negotiations shall conclude within sixty days from receipt of the written notice unless extended by mutual consent. The parties may also agree at any time to terminate or waive facilitated negotiations. The costs incurred by each party in such negotiations will be borne by it; the fees and expenses of the facilitator, if any, shall be borne equally by the parties.

If any dispute, controversy or claim arises in connection with the performance or breach of this agreement and cannot be resolved by facilitated negotiations (or the parties agree to waive that process) then such dispute, controversy or claim shall be settled by arbitration in accordance with the laws of the State of California and the then current Commercial Arbitration Rules of the American Arbitration Association, except that no preheating discovery shall be permitted unless specifically authorized by the arbitration panel, and shall take place in Los Angeles, unless the parties agree to a different locale.

Such arbitration shall be conducted before a panel of three persons, one chosen by each party and the third selected by the two party-selected arbitrators. The arbitration panel shall have no authority to award non-monetary or equitable relief, and any monetary award shall not include punitive damages. The confidentiality provisions applicable to facilitated negotiation shall also apply to arbitration.

Mr. Michael Cratty,
Online Stock Market, Inc.,
August 30, 1999

Page four.

The award issued by the arbitration panel may be confirmed in a judgment by any federal or state court of competent jurisdiction. All reasonable costs of both parties, as determined by the arbitrators, including (1) the fees and expenses of the AAA and the arbitrators and (2) the costs, including reasonable attorneys' fees, necessary to confirm the award in court shall be borne entirely by the non-prevailing party (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel.

While we recognize that this letter has a formal tone, please be assured that the formality is intended only to ensure a complete understanding as to the nature of our representation in order that we may establish a good relationship in the future.

If the above terms of our engagement of you meet with your approval, we request that you sign and date the enclosed copy of this letter where indicated, attach a check made payable to RND Resources, Inc., for $3,500.

Very truly yours,

Dave Banerjee

The undersigned hereby accepts and approves of the foregoing engagement and promises to pay RND Resources, Inc., or its assigns any and all sums due which may arise pursuant to the terms and provisions of this engagement letter.

/s/ Mr. Michael Cratty
------------------------
Mr. Michael Cratty for
Online Stock Market, Inc.